Exhibit 99.3

     EarthShell Corporation Annual Meeting Reconvened - Proposals Approved

     SANTA BARBARA, Calif.--(BUSINESS WIRE)--July 26, 2004--EarthShell(R) Corporation (OTCBB:ERTH), innovators of food service packaging designed with the environment in mind, announced today that stockholders approved both of the proposals presented at the Company's reconvened annual meeting. The meeting, originally convened on June 28, 2004, was adjourned to July 26, 2004 because a quorum was not present at that time. At today's reconvened meeting, stockholders elected the seven directors currently serving on the Company's board of directors to continue serving until the 2005 annual meeting of stockholders. They also approved an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 40,000,000 and to increase the total number of shares of all classes of stock the Company is authorized to issue. These shares will be available for issuance from time to time in the future for transactions that the Board of Directors considers to be in the best interests of the Company.
     EarthShell Corporation is a development stage company engaged in the licensing and commercialization of proprietary composite material technology for the manufacture of foodservice disposable packaging, including cups, plates, bowls, hinged-lid containers, and sandwich wraps. In addition to certain environmental characteristics, EarthShell Packaging is designed to be cost and performance competitive compared to other foodservice packaging materials.
     For more information about EarthShell Corporation, please visit www.earthshell.com.

     This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties of other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's most recent Form 10-K and other documents filed by the Company with the Securities and Exchange Commission.

     CONTACT: EarthShell Corporation
              Media Inquiries:
              Cindy Eikenberg, 410-847-9420
              www.earthshell.com
                  or
              Investor Inquiries:
              866-438-3784
              investor@earthshell.com